EXHIBIT 99.1
Nabors Industries Ltd. Announces Proposed Redemption of All Outstanding
Zero Coupon Senior Exchangeable Notes due 2023 and Series B Zero Coupon
Senior Exchangeable Notes due 2023
HAMILTON, Bermuda—(BUSINESS WIRE)—May 27, 2008—Nabors Industries Ltd. (NYSE: NBR) (“Nabors”) announced today that its wholly-owned subsidiary, Nabors Industries, Inc. (“NII”), intends to redeem the full $146,000 aggregate outstanding principal amount of its Zero Coupon Senior Exchangeable Notes due 2023 (the “Original Notes”) and the full $699,854,000 outstanding aggregate principal amount of its Series B Zero Coupon Senior Exchangeable Notes due 2023 (the “Series B Notes” and, together with the Original Notes, the “Notes”). NII has instructed the trustee for the Notes to issue notices of redemption pursuant to the indenture and supplemental indenture for the Original Notes and the indenture for the Series B Notes stating that it intends to redeem all such Notes on June 15, 2008 (the “Redemption Date”). The redemption price for the Notes will be equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon to the Redemption Date, if any. Holders who satisfy the requirements of the Notes and the relevant indenture may elect to exchange their Notes for common shares of Nabors at any time prior to 5 p.m., New York City time, on June 13, 2008, at a rate of 28.5306 shares per $1,000 principal amount of the Notes, provided that the principal amount of such Notes will be paid in cash and Nabors and NII may elect, in the circumstance specified in the relevant indenture, to pay the excess, if any, over the principal amount in cash and/or common shares. The Nabors companies own and actively market a fleet of approximately 535 land drilling and approximately 737 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of 35 platform rigs, 12 jack-up units and 4 barge rigs in the United States and multiple international markets. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors also holds interest in various oil and gas properties, both in North America and internationally. Nabors participates in most of the significant oil, gas and geothermal markets in the world.
FORWARD LOOKING STATEMENTS
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements. For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at 281-775-8038. To request Investor Materials, call our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.